Exhibit 99.2

News
PPG Media Contact:
Mark Silvey
Corporate Communications
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Investor Relations
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investor.ppg.com

Hugh Grant to retire from PPG board of directors; Michael Lamach appointed independent lead director

PITTSBURGH, September 26, 2023 – PPG (NYSE:PPG) today announced that Hugh Grant, 65, PPG independent lead director, has informed the board of directors of his decision to end his tenure as independent lead director, effective Oct. 1, and retire from the board at the end of the year. Grant joined the board in 2005 and has served on the Nominating and Governance Committee and the Human Capital Management and Compensation Committee, serving the last nine years as independent lead director.

“Hugh has brought considerable expertise and talents to the Board, including his exceptional leadership, his insightful approach to complex issues and his extensive knowledge of corporate affairs and governance, all of which provided a dimension to the Board’s deliberations that will be greatly missed, said Michael McGarry, PPG executive chairman. “We thank Hugh for his 18 years of service and his valued guidance to three PPG CEOs. Hugh has certainly fulfilled his commitment to the Company and shareholders, including completing the most recent CEO transition this year. Throughout his time on the board, Hugh has been strongly committed to and supportive of our Company’s growth and strategic direction, guiding the Board with a strong focus on delivering value to our shareholders. His acumen in illuminating the Company’s strategy and accomplishments for our shareholders has been a significant asset to the Company and its leadership.”

The PPG Board of Directors has unanimously appointed PPG board member, Michael W. Lamach, 60, to succeed Grant as the new PPG independent lead director and chair of the Nominating and Governance Committee, effective Oct. 1. Lamach joined the PPG board in 2015 and has served on each of PPG’s board committees. Lamach was Executive Chair of Trane Technologies plc, a global leader in climate control and climate-focused innovations for buildings, homes and transportation, from July 2021 until his retirement in December 2021. Previously, Lamach served as Chairman and Chief Executive Officer of Trane Technologies from its separation from Ingersoll-Rand plc in February 2020 to July 2021. Lamach served as a director of Ingersoll-Rand from 2010 to 2020 and of Trane Technologies from 2020 to 2021. Lamach also served as Chair of the Board of the National Association of Manufacturers from 2019 to 2021.

“The Board agreed that Mike is ideally suited to serve as the new PPG independent lead director given his many contributions since joining the board, his sound perspective, dedication to PPG, and proven experience as chairman and CEO of Trane Technologies and role as a director at both Trane and Ingersoll-Rand. We wish Mike all the best in this important role and strongly believe that his and Tim Knavish’s leadership as Chairman and CEO will help PPG grow, deliver and assure that PPG’s best days are still ahead,” said McGarry.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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